Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2014 FOURTH

QUARTER AND FULL YEAR SALES RESULTS AND UPDATES EARNINGS GUIDANCE

•	Reports Fourth Quarter Same Store Sales Decrease of 0.5%

•	Narrows Fourth Quarter Earnings Guidance to a Range of $0.14 - $0.16 per Diluted Share, Including Charges of $0.03

EL SEGUNDO, Calif., January 12, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2014 fourth quarter and full year ended December 28, 2014.

For the fiscal 2014 fourth quarter, net sales increased to $250.3 million from net sales of $248.0 million for the fourth quarter of fiscal 2013. Same store sales decreased 0.5% for the fourth quarter of fiscal 2014. The Company’s merchandise margins decreased approximately 10 basis points in the fiscal 2014 fourth quarter from the fourth quarter of fiscal 2013.

For the fiscal 2014 full year, net sales decreased to $977.9 million from $993.3 million for the prior year. Same store sales decreased 2.9% for the fiscal 2014 full year.

For the fiscal 2014 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.14 to $0.16, including $0.01 per diluted share of anticipated non-cash impairment charges, $0.01 per diluted share of expenses associated with the development of the Company’s e-commerce platform and $0.01 per diluted share for a legal settlement charge. During the fiscal 2013 fourth quarter, the Company’s earnings per diluted share were $0.23, including expenses associated with the development of the Company’s e-commerce platform of $0.01 per diluted share. For the fiscal 2014 full year, the Company now expects to realize earnings per diluted share in the range of $0.68 to $0.70, including $0.03 per diluted share of anticipated non-cash impairment charges, $0.03 per diluted share of e-commerce development expenses and $0.01 per diluted share for a legal settlement charge, compared to earnings per diluted share for fiscal 2013 of $1.27 per diluted share, including $0.04 per diluted share for legal settlement charges and $0.02 per diluted share for e-commerce development expenses.

“After producing same store sales in the positive low single-digit range for our October and November periods, our holiday period sales declined in the low single-digit range, which brought our fourth quarter sales below expectations,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Several factors adversely affected our holiday period sales, including weaker than expected sales of firearm-related products and soft sales in our winter-related business as a result of significantly warmer than normal weather throughout virtually all of our market areas prior to Christmas. In addition, we believe that our holiday sales were impacted by a highly promotional retail environment. For the quarter, same store sales in our apparel and footwear categories increased in the low single-digit range, and hardgoods sales decreased in the low single-digit range, primarily reflecting the softness of firearm-related products.

“We were pleased that despite the softer than anticipated sales and highly promotional environment, we generally protected merchandise margins and effectively managed inventory levels during the fourth quarter,” Mr. Miller continued. “Over the last few days of our fourth quarter, we did finally receive the benefit to sales of favorable winter weather across most of our markets. These favorable weather conditions continued through the New Year holiday and as a result, we are off to a very positive start to fiscal 2015.”

The Company expects to issue earnings results for the fiscal 2014 fourth quarter and full year by the end of February.

ICR XChange Investor Conference

As previously announced, the Company will be presenting at the 17th Annual ICR XChange Conference, held at JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday, January 13, 2015, at 9:00 a.m. Eastern Time. During the presentation, the Company will discuss sales results for the fourth quarter and full year of fiscal 2014 and provide additional comments and details. The presentation will be webcast at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 439 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended December 28, 2014. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of an e-commerce platform, lower than expected profitability of the e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2013 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2014. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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